EXHIBIT 11


STATEMENT RE: BASIC AND DILUTED EARNINGS (LOSS) PER SHARE
(in thousands, except earnings (loss) per share data)


                                 Year Ended         Nine Months
                                December 31,           Ended
                             1997     1996   1995  9/30/98  9/30/97


Net (loss) income            ($254)   ($905) ($653)   $334  $(161)

Basic earnings (loss)  per   ($.02)   ($.07) ($.06)   $.02  ($.01)
common share
Diluted    earnings    per     NA       NA     NA     $.02     NA
common share
Weighted  average   common  13,535   12,597 11,277  16,810  12,603
shares outstanding
Weighted  average   common     NA       NA     NA   17,727     NA
shares outstanding
assuming dilution